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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 15


            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
         UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                                   333-77229
                             Commission File Number

                                  T REIT, INC.
             (Exact name of Registrant as specified in its charter)

              1551 N. Tustin Ave. Suite 650, Santa Ana, CA  92705
                                 (877) 888-7348
              (Address, including zip code, and telephone number,
        including area code of registrant's principal executive offices)

                    Common Stock, Par Value $0.01 per share
           (Titles of each class of securities covered by this Form)

                                      None
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the boxes to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   [_]        Rule 12h-3(b)(1)(i)     [_]

        Rule 12g-4(a)(1)(ii)  [_]        Rule 12h-3(b)(1)(ii)    [_]

        Rule 12g-4(a)(2)(i)   [_]        Rule 12h-3(b)(2)(i)     [_]

        Rule 12g-4(a)(2)(ii)  [_]        Rule 12h-3(b)(2)(ii)    [_]

                               Rule 15d-6   [X]


Number of shareholders of record as of the certification date
(January 1, 2001):  283
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Pursuant to the requirements of the Securities Exchange Act of 1934, T REIT,
Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    February 26, 2001              By:   /s/ Anthony W. Thompson
                                              -----------------------
                                              Name:  Anthony W. Thompson
                                              Title: President and Chief
                                                     Executive Officer


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